FBR & CO.

July 18, 2012
9:00 a.m. ET

Operator:
Good day, ladies and gentlemen and welcome to the FBR & Company Second Quarter 2012 earnings call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session and instructions will be given at that time.  If anyone should require assistance during the call, please press star then zero on your touch-tone telephone.  As a reminder, today's call is being recorded.

I would now like to turn the conference over to your host, Shannon Small, Senior Vice President. Ma'am, you may begin.

Shannon Small:
Thank you and good morning.  This is Shannon Small, Senior Vice President of Corporate Communications for FBR.  Before we begin this morning's call, I would like to remind everyone statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the demand for securities offerings, activity in the secondary securities markets, interest rates, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions.  Additional information containing these factors that could cause results to differ materially is contained on FBR's Annual Report on Form 10-K and in quarterly reports on Form 10-Q.

Joining us on today's call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Richard Hendrix:
Thank you, Shannon and good morning.  For the second quarter of 2012, the Company generated net after-tax earnings of $491,000, or 1 cent per share, and revenue of $33.7 million compared to a net after-tax loss of $2.7 million, or 4 cents per share on revenue of $45.3 million in the second quarter of 2011.

Capital markets conditions clearly weighed on results in the second quarter and give us good reason to remain cautious in our outlook.  Trading volumes deteriorated off an already weak first quarter and the market for primary offerings continues to be volatile with windows of opportunity opening and closing frequently, collectively reinforcing our conviction that expense management will continue to be essential to achieving profitability in coming quarters.

As we have stated on prior calls, despite the continuation of a choppy and challenging capital markets environment, we have maintained a solid backlog of mandates across all of our investment banking sectors.  During the second quarter, we were able to complete a number of important transactions, including two large book run institutional privates.  In aggregate, the capital raised for these two transactions exceeded $770 million with broad participation from our institutional client base.  The revenue from the larger of these transactions, a $550 million private placement, which closed in April, is expected to be reflected in our financials later this year.

Overall, for the second quarter, our investment banking team completed a total of twelve transactions generating revenue of $19 million.  As evidence of the breadth of activity, during the first half of the year, we completed book run transactions in each of our five banking verticals.  We continue to build a very solid performance track record for FBR deals among our public offerings, as well as our private placements, further strengthening client relationships with issuers and investors.  Our ability, as demonstrated this quarter, to execute and deliver on high return, creative ideas for our clients continues to reinforce FBR's unique abilities and role in the capital markets.

Brokerage revenue reflected the continuing decline in industry volumes as revenue fell from $16.1 million to $12.3 million quarter over quarter.  While this result was disappointing, we did see a reversal of this trend within equity trading during the second quarter as June revenues recaptured first-quarter run rate levels.

As previously disclosed, we have signed a definitive agreement to sell the assets related to the management of the family of FBR Funds and we expect this transaction to close in October of this year.  As we described in the release, the total proceeds to FBR will be approximately $30 million if calculated based on today's assets under management.

Our mutual funds business has always possessed excellent portfolio managers who have delivered strong performance over the years and we are confident they will continue to do so as they combine with Hennessy Advisors.  This move will provide them with the scale and resources needed to grow and FBR the ability to accretively redeploy capital for the benefit of shareholders.

While the vast majority of our restructuring activities were completed last year, we continue to manage expenses downward.  Total quarterly expenses from continuing operations were $33.4 million, down from $48.4 million in the second quarter of last year and $35 million in the previous quarter.  Non-compensation fixed expenses were $10.8 million, down 30 percent from the second quarter of 2011 and 7 percent quarter over quarter.

Fixed expenses should continue to decline this year, albeit at a slower rate, as we continue to realize identified opportunities in information technology and facilities.  Importantly, these reductions in our cost structure have enabled us to improve our bottom-line performance from a net loss in the first half of 2011 to positive earnings in the first half of this year despite a significant revenue decline related to the difficult environment.

The Company finished the second quarter with 259 employees, excluding the asset management business, slightly down from the first quarter and in line with our expectations for the remainder of the year.  Our compensation to net revenue ratio is 50 percent for the quarter, which is toward the lower end of our target range.  Given our full-year expectation for revenue, we anticipate this measure to finish the year in the mid-50 percent range.

During the second quarter, the Company repurchased 6.6 million shares of its common stock at an average price of $2.75 per share and at a total cost of approximately $18.3 million.  There were approximately 50 million shares outstanding at the end of June.  Yesterday, the Company's Board increased our stock repurchase authorization by 5 million shares.  As a result, the Company currently has the authority to repurchase up to 6.1 million shares of its common stock.

Book value per share was $4.19 at the end of the quarter as compared to $4.01 at the end of the first quarter.  Shareholders' equity at June 30 was $209.6 million, of which $145.5 million was in cash.  Overall, we are pleased with the progress we have made over the last several quarters in this challenging environment.  We have been able to complete a significant number of important client assignments generating value for investors and issuers.

These activities combined with our lower cost structure give us optimism about the results the business will deliver over the next several quarters even if market conditions remain difficult.  Our focus continues to be in providing innovative ideas and execution success for our clients, creating a rewarding environment for our employees, and delivering increased value to our shareholders.  We are now happy to take questions.

Operator:
Ladies and gentlemen, if you wish to ask a question at this time, please press the star then the number one key on your touch-tone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  Once again, ladies and gentlemen, if you wish to ask a question at this time, please press the star then the number one key on your touch-tone telephone.

Our first question comes from Devin Ryan with Sandler O'Neill. You may begin.

Devin Ryan:	Hey, good morning, how are you?

Richard Hendrix:	Good morning, Devin, How are you doing?

Devin Ryan:
Pretty good.  Just when we look at the brokerage revenue decline from last quarter, I would just like to get a little more color on how much was driven by lower equity revenues versus fixed income.  And then within fixed-income results, were there any negative inventory marks on the trading inventory?

Richard Hendrix:
There really weren't any significant negative marks, so it is primarily sort of volume and activity-related.  If you break it down between fixed income and equities, I would say about half of the decline was sort of in each sector.  Equities were down about $1.7 million and fixed income was down about the same, about $1.5 million.

Devin Ryan:
Got you.  And then in terms of – on the investment banking front, sorry if I missed this, but can you give any color regarding the backlog and kind of mix of deals in the backlog, whether it be smaller IPOs and secondaries versus larger 144A transactions?

Richard Hendrix:
We have got a mix sort of across that whole group of transaction types.  So we have a number of IPOs on file and we have more that we expect to put on file over the next several months.  We also have several significant 144As that sort of look like the things we have been doing over the last two to three years, although across a bunch of different industry groups.

So I feel pretty good about the backlog in terms of sort of the mix of transactions, as well as the mix of industries represented.  But as we talked about in the script, we have got capital markets, as you know, that are sort of opening and closing frequently.  So it is a matter of getting those lined up with an attractive environment like we had for a lot of the first quarter and the beginning of the second quarter.

And then as you know, things really slowed down and at the moment, I would say the market is a little bit better and we will see.  We are headed into a slow period for the market generally from a seasonal perspective as we head into August, but we feel good about the opportunity to get a lot of this backlog executed through the balance of the year.

Devin Ryan:
So I guess is the advice at this point for the most part wait for summer to end and people come back and that is – assuming the markets remain functioning – kind of we could expect that maybe starting in September that some of these deals would be on the road?

Richard Hendrix:
Yes, although I think we have got a pretty solid month in front of us during which things can execute.  We have historically done work in August and if we are able to get sort of the right transactions to the right point, we would probably look to try to get something done in the next few weeks.  But I think overall market activity is likely to not be as robust as it will be in September or we hope it will be in September as long as the market holds together.

Devin Ryan:	Sure, OK. On the expense front, are all the reductions related to the restructuring realized at this point or is there more to come related to the headcount cuts?

Richard Hendrix:
Most of it is in place.  There is still sort of continuing work on the real estate front in terms of getting out of space and subleasing space.  That takes time and it is not something that is a straight line.  So there are more opportunities there.  And we have some market data reductions that are still going to roll through the numbers.

The direct reduction in fixed expenses related to headcount in terms of what is total headcount and therefore what are salaries and benefits, most of that is in place.  We don't expect a significant decline in headcount from here.

Devin Ryan:
OK, great.  And then just lastly from me, you guys have taken more than 20 percent out of the outstanding shares over the past year.  You added another 5 million shares to the buyback and obviously have another $30 million or so of cash coming in with the asset management sale, so you will have some more dry powder there.

So just want to think about are share repurchases going to be kind of the primary use of capital for the foreseeable future?  How are you thinking about your appetite with the 6 million that you have currently and maybe even on top of that going forward, how many more shares would you like to repurchase assuming the stock is at current levels?  And how are you thinking about deploying capital into actually the business versus share repurchases at this point?

Richard Hendrix:
So we are going to deploy capital where we think it is most accretive to the franchise and to shareholders.  And clearly, with the stock having traded where it has been over the last year or so, that has been a very attractive use of capital.  But we have not set a specific target of total share count, so we don't have a goal we're sort of marching toward.  I think that activity is going to be driven significantly by where the stock trades and what our other opportunities are.

We are going to deploy capital into the business itself as well, but we are going to make those choices I think in a very – in a really disciplined way and given how attractive the share price has been and the significant discount to tangible book at which it has been trading, that has been the best use of capital.  And as long as that is the case, that is where capital is going to go.  And when there are sort of better risk-adjusted opportunities in the business, that is where capital is going to go.

Devin Ryan:
Right, I absolutely understand that and I think it is good use of capital.  But in terms of maybe other opportunities that you alluded to, I mean what are some other areas that you currently are deploying capital to or thinking about increasing capital deployment to business-related?

Richard Hendrix:
Well, in this environment with less liquidity, lower trading volumes, we have taken risk off of our desks.  And so if you look at VaR, it is down significantly.  The capital on the desk is down pretty significantly just given our view that, in a less liquid environment, we want less risk and less capital sort of in place.

And so as the environment changes, you could see more capital going back onto our trading desks and that is sort of one area in particular where I think we would like to have the opportunity to deploy more capital.  But that is going to be a function of the environment.  It is also going to be a function of what our alternative uses are.

Devin Ryan:	OK, great. Thanks, Rick.

Richard Hendrix:	Thanks, Dev.

Operator:	Thank you. Our next question come from Robert Grunzinger with Wheelhouse Securities. You may begin.

Robert Grunzinger:	Hi, good morning. I just wanted to ask what are the assets of the discontinued fund management business. And then what would the gain on the sale be if it closed today?

Bradley Wright:
Well, the assets at the end of the quarter were just over $2 billion, so I think in our press release, it is $2.012 billion.  The actual purchase price will be determined at the close date, which we are expecting to be in October.  And the calculation of that will depend on not only the assets, but the mix of assets between funds.

So I anticipate that we will likely disclose what the gain on sale is in our third quarter 10-Q if the close date remains October as we expect it to be.  But at this point, it is not something that we could disclose given the fact that it is variable based on assets.

Robert Grunzinger:	OK, thank you.

Operator:	Thank you. Once again, ladies and gentlemen, if you wish to ask a question at this time, please press the star then the number one key.

Our next question comes from Larry Callahan with Wheelhouse Securities. You may begin.

Larry Callahan:	Yes, hi. I wanted to clarify, what are you carrying the assets of the discontinued fund management business on your balance sheet at and does that include your hedge fund operation?

Bradley Wright:
Well, the only assets related to our discontinued operations that you would see specifically on the balance sheet is the intangible assets, which I believe at the end of the quarter were just under $2 million, $1.890 million.  And those relate to some early 2000 acquisitions of other funds.  We don't really have a hedge fund operation per se at this point.  The entire asset management business is in 40 Act mutual funds and that is what is being sold.

Larry Callahan:	OK. And would that gain be covered by capital loss carryovers that you have or would it apply to operating loss carryforwards or neither or both?

Bradley Wright:
Well, it would be covered by one or the other and the majority of it would be covered by capital loss carryforwards.  The actual calculation of taxes would be on a fund-by-fund basis.  So we'll have to look at the underlying tax basis in each.  But I would say that the vast majority of it would be covered by capital loss carryforwards.

Larry Callahan:	OK, thanks a lot.

Operator:	Thank you. We have a follow-up question from Devin Ryan with Sandler O'Neill. You may begin.

Devin Ryan:	Yes, I just wanted to get the number on the deferred tax asset valuation allowance currently at the end of the quarter.

Bradley Wright:	Yes, so at the end of the year in the 10-K, I think it was $107 million – or $101 million, I'm sorry, $101.2 million. We don't update that on a quarter-to-quarter basis.

Now we do project, given the tax provision work that we do to come up with an effective tax rate, it will be lower at the end of the year partly for the tax benefits that had been generated in the U.K. and as you know, we exited the London operation at the end of last year and I think the loss carryforwards related to that will be written off during the year.  So it will be a little bit lower for that.

I think it will also, as we just discussed, it will come down a bit for the use of the loss carryforwards and the asset management gain.  And then just purely for timing differences.  So it will be lower, but not by a substantial amount at the end of the year.

Devin Ryan:	Right. OK. That is helpful. Thank you.

Operator:	Thank you. I am showing no further questions at this time. Ladies and gentlemen, this does conclude today's conference. Thank you for your participation and have a wonderful day.

END